QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

[GLOBALSTAR LETTERHEAD]

4 October 2006

Alcatel Alenia Space France
12, rue de la Baume
75008 Paris, France

Attention: Pascale Sourisse

SUBJECT:	Authorization To Proceed
Re Construction of the Globalstar Second Generation Satellite Constellation — LEO Solution
Annex: (A) Regular Payment and Delivery Schedule
Annex: (B) Accelerated Payment and Delivery Schedule
Annex: (C) Aggressively Accelerated Payment and Delivery Schedule

Dear Pascale:

Globalstar, Inc. ("Globalstar") appreciates the discussions and proposals so far exchanged with Alcatel Alenia Space France ("Alcatel") with respect to the Construction of the Globalstar Second Generation Satellite Constellation — LEO Solution. Globalstar hopes upon further negotiation to be able to enter into a definitive contract with Alcatel to procure 48 LEO satellites (the "Contract"). In the interest of meeting program schedules as discussed by the parties, Globalstar hereby issues to Alcatel this Authorization to Proceed ("ATP") to commence a portion of the work consistent with the detail and understandings as set forth herein.

Upon written acceptance of this ATP, Alcatel is authorized to proceed as follows:

1)    Scope of Work

Alcatel shall proceed, during the effective period of this ATP, to (a) prepare for and conduct a Program Readiness Review ("PRR") at its facility, which it shall complete within approximately one (1) month after the effective date of this ATP but in any event by 15 November 2006, consistent with Section 5.2 of the Statement of Work last exchanged between the parties 9 August 2006 (SOW) and the Globalstar II LEO Satellite Requirements Document GS-06-1128 (version 2.6) — 3474-05-0016R(4) Globalstar 2 LEO requirements_08082006, (b) the creation and definition of proposed work milestones to permit the parties, should they enter into the Contract, to be able to agree on specific payment schedules based upon work progress, and (c) such other preparation work (in particular at subcontractors' level) as Alcatel believes can reasonably be performed in order to maintain the schedules agreed to in Section 5 below. Alcatel shall provide all the items for the PRR as outlined in Section 4.6 of the SOW, entitled Program Readiness Review Data Package.

2)    Type of Contract

The parties agree that this ATP is limited to the scope of work set forth in Section 1 and payment set forth in Section 4. It is specifically acknowledged that this ATP does not contain all of the final terms and provisions that will be set forth in the Contract, which will be negotiated in good faith between the parties based upon conditions which would be agreed upon during such negotiations, and if agreed upon would become effective and supersede this ATP as set forth in Article 3. Nothing in this ATP binds either Globalstar or Alcatel to enter into the Contract, if such terms and provisions cannot be finally negotiated.

3)    Effectiveness

This ATP will become effective on the date that Alcatel countersigns below and the Payment has been credited on Alcatel's bank account as indicated on the invoice, and unless terminated earlier pursuant to Section 6, this ATP shall remain in effect until the sooner of (a) the date of entry into force of the Contract or (b) 15 November 2006. If the Contract has not entered into force prior to the end of this ATP, then, unless extended in writing by the parties, this ATP shall terminate and Alcatel shall be entitled to keep the full amount of the Payment.

4)    Payment

Under this ATP and within five (5) working days of receipt of this ATP executed by Alcatel and an invoice from Alcatel, Globalstar shall make payment to Alcatel in the amount of EUR 7,727,975 (the "Payment"). Alcatel shall use the Payment to engage in the scope of work set forth in Section 1. Globalstar's maximum liability under this ATP is the Payment, unless such amount is increased in a writing signed by Globalstar and Alcatel.

5)    Concepts of Negotiations

Globalstar and Alcatel agree to continue to negotiate in good faith the terms and provisions of the Contract, with the understanding that the terms and provisions of such Contract shall not be binding unless and until the Contract has entered into force. To date the parties have agreed upon the concepts set forth in this Section 5, including the delivery dates and payment schedules included in the attached Annexes; no terms of the Contract shall be binding on the parties, however, unless and until the Contract has entered into force.

(a)    The Contract would be for the manufacture and delivery of 48 satellites and related services. Globalstar would contract with its own provider of launch services, with Alcatel providing launch support services and operations support services (the "Services"). The Services are included in the pricing set forth in the attached Annexes.

(b)    The Contract would provide for work to be done in three phases. Phase 1 would include non-recurring engineering and manufacture of a Proto Flight Model satellite (PFM), Phase 2 would include the manufacture and delivery of 24 satellites with Services therefore, and Phase 3 would include the manufacture and delivery of 23 satellites with Services therefore as well as delivery and Services for the PFM.

(c)    Unless the scheduling of Phase 3 were accelerated as set forth in Subsection 5(f) below, Globalstar would make payments to Alcatel under the Contract as set forth in Annex A attached hereto, with an initial payment of EUR 19,319,938 made at signing of the Contract (less the ATP Payment as stated in Subsection 5(g) below), and quarterly payments made thereafter, all as more specifically set forth on Annex A. All payments by Globalstar other than the initial payment set forth in Subsection 5(g) below would be made no later than thirty days after receipt of invoice, each invoice to be issued at the beginning of each quarter. Annex A and all timing concepts set forth in this Section 5 are based upon the assumption that the parties would agree to the Contract by 15 November 2006, and that the effective date of the Contract would be as of 1 October 2006.

(d)    The parties have agreed that the price of Services that would be performed by Alcatel under all phases of the Contract would be EUR 40,185,471 roughly spread equally between Phase 2 and Phase 3, and not subject to any price adjustments. In addition to the price of the Services, the price-per-satellite for the satellites that would be delivered in Phases 1, 2, and 3 if there were no hiatus in production (as set forth in Subsection 5(f) below and Annexes B and C referenced therein) would be EUR 12,132,921. The price-per-satellite for the satellites that would be delivered during Phase 3 with a hiatus in production as set forth in Annex A would be increased to reflect Alcatel's actual increased costs incurred as a result of stopping and starting production prior to Phase 3, not to exceed EUR 1,213,292 per satellite. Therefore the total Contract price would be EUR 40,185,471 plus EUR 582,380,208 (48 × EUR 12,132,921) plus up to EUR 27,905,716) (i.e. 23 × EUR 1,213,292) for the increased price of the 23 satellites in Phase 3.

(e)    Assuming the payment schedule were to proceed in accordance with Annex A, delivery dates would be as set forth on Annex A.

(f)    Globalstar would have the option to accelerate Phase 3 of the Contract in accordance with this Subsection 5(f). On or before 1 July 2008, Globalstar could elect to give notice that it desired to accelerate the delivery of all or some portion of the satellites in Phase 3.

In such case if delivery of all of the satellites in Phase 3 were to be accelerated so that there was no hiatus in production of satellites by Alcatel (e.g., if Alcatel's entire production schedule for Phase 3 were moved forward twenty-one months, as set forth in Annex B attached hereto or even more aggressively as set forth in Annex C attached hereto), the total Contract price would be EUR 622,565,679.

If delivery were accelerated for some but less than all of the satellites in Phase 3, or for less than the twenty-one month hiatus in production, the price reduction would be prorated based upon the number of satellites accelerated and the timing of their delivery.

(g)    If the parties were to enter into the Contract, the amount Globalstar would pay to Alcatel pursuant to Section 4 of this ATP would be credited against the initial payment of EUR 19,319,938 that would be paid within five (5) working days of the signing by both parties of the Contract and receipt by Globalstar of the invoice therefore.

(h)    The parties agree that up to EUR 146,831,530 of the Contract price as set forth in Subsections 5(d) and (f) shall be invoiced in Euros but payable by Globalstar to Alcatel in US Dollars based on the fixed EUR/US$ exchange rate of 1 Euro = US$ 1.2940. This amount will therefore not be subject to increase or decrease due to changes in exchange rates between the Euro and the US Dollar. Globalstar will from time to time evaluate at its sole discretion its preferred timing during phase 1 and 2 for the invoicing by Alcatel of such portion of the price payable in USD. All other payments and prices set forth in the Contract will be invoiced by and paid to Alcatel in Euros.

(i)    Globalstar could terminate the Contract at any time and for any reason by giving a notice of termination to Alcatel effective six (6) months following the date of such notice. Globalstar would owe Alcatel all payments due pursuant to Annex A (as attached or as accelerated pursuant to Subsection 5(f)) up to the effective date of termination. This would be the full extent of Globalstar's termination liability to Alcatel. The parties agree that an adequate form of security for Globalstar's payments under the Contract (in case of payment default by Globalstar and/or in case of stop-work and/or termination) would need to be negotiated and agreed upon. It is also understood that any such security arrangement will include, among others, a stop-work mechanism and the adequate guarantee to cover Contractor's cost of termination.

6)    Termination or Expiration of ATP

If this ATP shall terminate for any reason in accordance with Section 3 or otherwise, Alcatel and Globalstar shall have no continuing obligation to the other under, or in respect of, this ATP, except for (a) the terms set forth in Sections 7 and 8, and (b) the confidentiality obligations under the Mutual Nondisclosure Agreement dated 5 October 2004 ("MNDA").

Except as may be set forth in Section 7, Alcatel shall deliver to Globalstar all title in any and all work-in-progress performed by Alcatel under this ATP that has been paid for by Globalstar and all intellectual property rights associated to such work-in-progress shall remain with Alcatel with

Globalstar being granted an irrevocable, worldwide, non exclusive and royalty free right to use for its own purpose, and Globalstar shall retain all rights, title and interest in any and all effort or work-in-progress, if any, performed or developed by Globalstar under this ATP.

7)    Rights in Intellectual Property

Alcatel and Globalstar are parties to the MNDA, which shall continue in full force and not be affected by this ATP. The parties do not anticipate that during the short effective period of this ATP there will be any intellectual property developed by either party. The parties agree that the ownership and rights relating to any intellectual property, if any, developed during the effective period of this ATP shall be controlled by the Contract, if such Contract should be entered into.

8)    Governing Law — Disputes

This ATP shall be interpreted, construed and governed, in all respects, according to the laws of the State of New York, U.S.A., without regard to its conflict of laws rules.

Any dispute or disagreement arising between the parties in connection with any interpretation of any provision of the ATP, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute under any Article hereof which is not settled to the mutual satisfaction of the parties within thirty (30) Days (or such longer period as may be mutually agreed) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes in effect on the date that such notice is given, except as otherwise specified herein. Arbitration seat shall be New York.

In no event shall either Party be liable to the other Party for incidental, indirect, consequential, punitive or special damages (including any loss of profit, loss of use or any other similar loss) whether arising in contract, tort, strict liability or under any other theory of liability.

9)    Assignment

Neither party shall assign its rights or obligations under this ATP, either in whole or in part, without the express written consent of the other party.

10)  Entire Agreement and Amendment

This ATP constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings and agreements with respect to the subject matter hereof, except for the MNDA. The terms of this ATP may be modified only by an agreement in writing signed by the parties.

Please acknowledge your receipt and acceptance of this ATP by signing this letter and returning it to Globalstar. Globalstar appreciates your continued support of our requirements.

Sincerely,
GLOBALSTAR, INC.
/s/ JAMES MONROE III By: James Monroe III Title: Chairman and CEO Date: October 4, 2006
ALCATEL ALENIA SPACE FRANCE
/s/ PASCALE SOURISSE By: Pascale Sourisse Title: President and CEO Date: October 5, 2006

QuickLinks

  Exhibit 10.17